Exhibit 3.(ii)

Amendment to Article III, Section 1 of the Bylaws of Take-Two Interactive Software, Inc. effective April 10, 2007.

Article III, Section 1 "The number of directors which shall constitute the whole board shall not be less than one nor more than eight."